PROMISSORY NOTE





$200,000                              Dulles, Virginia
                                          July 1, 1998




   FOR VALUE RECEIVED, the undersigned (the "Maker"), promises to pay Fairchild Holding Corp. (the "Company") the principal sum of $200,000 on June 20, 2001, plus interest at 5.48% per annum (the "Applicable Rate") on September 30 of each year for the period then ended, both payable at the offices of the Company in Dulles, Virginia.

    The obligation represented by this Note shall constitute the general obligation of the Maker. It shall constitute a default hereunder if the principal and interest is not paid when due and payable. If Maker fails to pay principal and interest when due, the Note, plus accrued interest, will continue to bear interest at the Applicable Rate from the date the Loan is due and as long as any principal and interest remain outstanding.

    The Maker waives all exemptions to the extent permitted by law, diligence in collection, demand, presentment for payment, protest, and notice of protest and of non-payment. Time is of the essence in connection with this Note, which shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware.

    IN WITNESS WHEREOF, this Note has been duly executed by the undersigned Maker on the date first above written.





                                             Robert A. Sharpe